SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into as of June 27, 2013, by and between:

(1)	Internet Gold-Golden Lines Ltd., a company duly organized under the laws of the State of Israel, having its registered office at 2 Dov Friedman Street, Ramat-Gan (the “Seller”); and

(2)
Norisha Holdings Limited, a company duly organized under the laws of the British Virgin Islands, having its registered office at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (the “Purchaser”).

The Seller and the Purchaser are referred to herein collectively, as “Parties”, and individually, as a “Party”.

WHEREAS:

(A)
Upon the terms and conditions set forth herein, the Seller wishes to sell 3,571,741 ordinary shares, par value NIS 0.1 each, of B Communications Ltd., a public company organized under the laws of the State of Israel (the “Company”), whose securities are dual-listed on the Tel Aviv Stock Exchange and the NASDAQ Global Select Market, representing, on the date hereof, approximately 11.95% of the issued and outstanding shares of the Company (the “Initial Purchase Shares”);

(B)
The Seller may transfer Adjustment Shares, as defined below, to the Purchaser under the terms herein (the Initial Purchase Shares and the Adjustment Shares - collectively the “Purchase Shares”) and the Purchaser may also purchase additional Option Shares under the terms herein; and

(C)	The Purchaser wishes to purchase the Purchase Shares from the Seller, all in accordance and subject to the terms herein.

NOW THEREFORE, in consideration of the mutual promises herein made and the representations, warranties and covenants herein, the Parties agree as follows:

1.	DEFINITIONS

In addition to the terms defined above, the following terms shall have the following meanings:

Affiliate	A person Controlling, Controlled by or under common Control with a person, and if such person first stated above is a natural person, a relative of such person.

Agreement	This Share Purchase Agreement, as may be amended and/or restated from time to time, including all schedules, exhibits and annexes attached hereto or referenced hereby.

Business Days	Any day on which banks are open for business in the State of Israel.

Communications Law	The Israeli Communications Law (Telecommunication and Broadcasting), 1982 and the regulations promulgated thereunder.

Communications Order	The Israeli Communications (Telecommunication and Broadcasting) (Determination of an Essential Service Provided by Bezeq - the Israel Communications Corp.) Order, 1997.

Control, Hold, Means of Control	As such terms are defined in the Communications Order.

NIS	New Israeli Shekels.

Share	Ordinary share of the Company, par value NIS 0.1.

2.	PURCHASE AND SALE OF THE PURCHASE SHARES; CALL OPTION

2.1	Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Purchase Shares, free and clear of any liens, encumbrances and third party rights.

2.2	Purchase Price.

In full consideration for the purchase by the Purchaser of the Purchase Shares, the Purchaser shall pay to the Seller and the Seller shall receive an aggregate amount equal to 125,010,935 New Israeli Shekels (the “Purchase Price”), reflecting a price per share of NIS 35 (the "Purchase Price Per Share").

2.3	Adjustment Shares.

(a)
On the 12 month anniversary of the Closing Date, as defined below, and if not a Business Day, on the first Business Day thereafter (the "Inspection Date"), the Seller shall deliver to the Purchaser a calculation prepared by the Purchaser of the weighted average closing price of the Shares on the Tel Aviv Stock Exchange during the 90 day period preceding the Inspection Date (the "Average Price" and the "Inspection Period," respectively). The weighted average for the purpose of the foregoing calculation would be calculated based on the closing prices and trade volumes of the Shares on the Tel Aviv Stock Exchange for each trading day during the Inspection Period, as published by "Megama System". The Seller shall provide the calculation for the review of the Purchaser.

(b)
If the Average Price plus the Dividend Per Share (the "Inspection Price Per Share"), is less than the Purchase Price Per Share, then the Seller shall transfer to the Purchaser, within Fourteen (14) days of the Inspection Date (the actual transfer date being the "Adjustment Closing Date"), additional Shares (the "Adjustment Shares") to the securities account set forth in Exhibit A (unless otherwise notified by the Purchaser at least three Business Days prior to the Adjustment Closing Date) (the "Purchaser Account"), based upon the following formula:

AS = (PP / IPP) - IPS

Where

"AS" means the number of Adjustment Shares (which, for the sake of clarity, shall not be a negative number).

"PP" means the Purchase Price.

"IPP" means the Inspection Price Per Share, provided that if the Inspection Price Per Share is less than NIS 28, then the Inspection Price Per Share shall be deemed NIS 28 for all purposes herein.

"IPS" means the number of Initial Purchase Shares.

"Dividend Per Share" means the cash gross dividend per Share whose record date falls within the period between the Closing Date and the Inspection Date.

For the sake of clarity, the maximum possible number of Adjustment Shares is 892,935 Shares.

(c)
If the Seller receives dividends from the Company with respect to the Adjustment Shares whose record date is between the Closing Date and the Adjustment Closing Date, then the Seller shall transfer to the Purchaser the gross dividends paid by the Company together with the Adjustment Shares to the Purchaser Account (the “Adjustment Shares Dividends”).

(d)
At the Adjustment Closing Date, and as a condition to the transfer of the Adjustment Shares, the Purchaser shall certify the representations and warranties set forth in Sections 5.1, 5.2(a), (c), (d) and (e), as of such date.

2.4	Call Option.

If the number of Adjustment Shares is less than 892,935, then the Purchaser shall have an option, within 7 days from the Inspection Date (the "Option Notification Date"), to notify the Seller that it wishes to purchase additional Shares up to an amount equal to 892,935, less the Adjustment Shares (the "Option Shares") at the following price (the "Option Price"):

If the Average Price is equal to or higher than the Purchase Price Per Share, the Option Price shall be equal to the Purchase Price Per Share (NIS 35); and

If the Average Price is lower than the Purchase Price Per Share, the Option Price shall be equal to the Average Price, provided that if the Average Price is less than NIS 28, the Option Price shall be equal to NIS 28.

The closing date, as well as the actual payment date, for the purchase of such Option Shares shall be no later than 14 days after the Option Notification Date (The "Option Closing Date").  At the Option Closing Date, and as a condition to the transfer of the Option Shares, the Purchaser shall certify the representations and warranties set forth in Sections 5.1, 5.2(a), (c), (d) and (e), as of such date.

2.5	Limitations on Trading.

During the Inspection Period, neither the Purchaser nor any of its Affiliates shall enter into any transaction in the Shares.

3.	CLOSING

Subject to the representations and warranties of the Parties being true and correct at the Closing Date, the closing of the purchase and sale of the Initial Purchase Shares and the payment of the Purchase Price (the “Closing”), shall take place at the offices of the Seller on June 27, 2013 (such date, the “Closing Date”).  If the Closing does not occur by July 1, 2013, each Party may terminate this Agreement and the transactions contemplated hereby may be abandoned by written notice to the other Party, provided that the non-completion was not the result of a breach by the terminating Party.

At the Closing, by way of a transaction outside of the Tel Aviv Stock Exchange (Delivery versus Payment), through members of the Tel Aviv Stock Exchange - the Purchaser shall deliver the Purchase Price to the Seller's account set forth in Exhibit "A" hereof against delivery of the Initial Purchase Shares by the Seller to the Purchaser Account.  The closing of the purchase of the Option Shares shall be carried out in the same manner, mutatis mutandis, unless otherwise agreed between the Parties.

4.	TAX

The Purchaser shall not deduct and withhold taxes from any payment it makes hereunder. Taxes shall be deducted and withheld from the payments of the Adjustment Shares Dividends, as required by law.

5.	PURCHASER REPRESENTATIONS AND WARRANTIES

The Purchaser hereby represents and warrants to the Seller:

5.1	Organization and Authority.

(a)
The Purchaser duly and validly exists under the laws of the British Virgin Islands and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. There is no order, existing or threatened, for the dissolution, winding-up or liquidation of the Purchaser.

(b)
The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser.

(c)
This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms under any law.

5.2	Acting for Own Account; Holding Representations

(a)	Purchaser is entering into this Agreement to purchase the Purchase Shares for his sole account and benefit and not with a view to resale or redistribution of the Purchase Shares.

(b)	At the Closing Date, the Purchaser and its Affiliates do not Control or Hold any Means of Control in the Company, the Seller or Bezeq - The Israel Communications Corp. Ltd. ("Bezeq").

(c)
The Purchaser is aware that the Communications Law and the Communications Order, as well as the permit for control over Bezeq granted pursuant to the Communications Order, set forth certain limitations in connection with the Holding of Means of Control in Bezeq, including, without limitation, the Purchaser and its Affiliates may not, without the applicable permit under the Communications Law and/or the Communications Order: (i) Hold more than 15% of any Means of Control of the Company (including by way of option to receive or purchase additional shares of the Company); (ii) have Significant Influence (as defined in the Communications Order) over Bezeq; and/or (iii) Hold 5% or more of any Means of Control of Bezeq.  Upon the Closing Date, the Adjustment Closing Date and/or the Option Closing Date, as applicable, and as a condition for the transfer of the applicable Shares, the Purchaser shall be in compliance with all limitations under the Communications Law and the Communications Order in connection with the purchase of the Shares hereunder.

(d)	The Purchaser is not Controlled by any nation or government.

(e)
The Purchaser acknowledges and agrees that the Shares purchased hereunder will be deemed to be “restricted securities” under Rule 144 of the Securities Act of 1933. The Parties shall coordinate the removal of the restriction, as permitted by law, and without derogating any other clause under this agreement.

5.3	As-Is.

The Purchaser is purchasing the Purchase Shares and, if applicable, the Option Shares, on an as-is basis, with no representations or warranties of the Seller or any other person, other than the Seller's representations and warranties set forth in Section 6. For the avoidance of doubt, the foregoing shall not derogate from the Purchaser's rights under securities laws applicable to shareholders of the Company.

5.4	No Joint Holding.

For the avoidance of doubt, the Purchaser is not Holding, and does not intend to Hold, the Shares purchased hereunder together with the Seller or any Affiliate of the Seller.  Without derogating from the foregoing, there is no written or verbal agreement between the Parties pertaining to exercising the Means of Control in the Company or Bezeq nor is there any other cooperation between the Parties with regard to the Company or Bezeq.

6.	SELLER'S REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to the Purchaser:

6.1	Organization and Authority.

(a)
The Seller duly and validly exists under the laws of the State of Israel and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. There is no order, existing or threatened, for the dissolution, winding-up or liquidation of the Seller.

(b)
The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller.

(c)
This Agreement has been duly executed and delivered by the Seller, and this Agreement, subject to the Purchaser’s representations and warranties being true and correct, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

6.2	Free and Clear.

At the Closing, the Adjustment Shares Closing and Option Closing, the transferred Shares shall be free and clear of any liens, encumbrances and third party rights. The maximum amount of Adjustment Shares and/or Option Shares shall be held by the Seller free and clear of any liens, encumbrances and third party rights from the date hereof through the applicable Closings.

6.3	No Joint Holding.

For the avoidance of doubt, the Seller is not Holding, and does not intend to Hold, its Shares together with the Purchaser or any Affiliate of the Purchaser.  Without derogating from the foregoing, there is no written or verbal agreement between the Parties pertaining to exercising the Means of Control in the Company or Bezeq nor is there any other cooperation between the Parties with regard to the Company or Bezeq.

7.	MISCELLANEOUS

7.1
Announcements; Disclosures. Neither Party shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable law, regulations, stock exchange rules and applicable regulatory permits (the "Requirements").  The Purchaser shall provide the Seller with all information reasonably required by the Seller or its Affiliates to satisfy the Requirements.

7.2	Headings. The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

7.3
Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign this Agreement or any portion thereof without the written consent of the other Party. Any attempted assignment not in compliance with the terms of this Agreement is null and void.

7.4	Notices.

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

If to the Seller:

Internet Gold - Golden Lines Ltd.

2 Dov Friedman St.

Ramat Gan, 52503, Israel

Facsimile: 972-3-7530927

Attn: Ami Barlev, General Counsel

If to the Purchaser:

Norisha Holdings Limited - at the offices of Kikis Treppides kafkasou 9, aglantzia 2112

Nicosia Cyprus

Facsimile: 0035722679096

Attn: Kikis Treppides

Or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given five (5) Business Days after posting.

7.5
Waiver. The rights of a Party may be waived by such Party only in writing and, specifically, the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or an amendment hereto.

7.6
Amendment. This Agreement may be amended or modified only by a written document signed by all the Parties. This Agreement (together with any exhibit hereto) contains the entire understanding of the Parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

7.7
Governing Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. The Parties hereby consent and submit to the exclusive jurisdiction of the competent courts of Central District, Israel, which shall have jurisdiction to hear all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

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[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date herein above set forth.

By:

Signature: _________________________

Name: _________________________

Title: _________________________

By:

Signature: _________________________

Name: _________________________

Title: _________________________

Exhibit A